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EXHIBIT 2.7

                               GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT ("Guaranty"), dated as of December 31, 2002, is executed by NEWTEK BUSINESS SERVICES, INC., a New York corporation ("Guarantor"), in favor of DB STRUCTURED PRODUCTS, INC., a Delaware corporation ("Counterparty").

                                    RECITALS

        On or before the date hereof, Guarantor, will acquire Commercial Capital Corporation ("CCC") by merger, which will be renamed Newtek Small Business Finance, Inc. ("NSBF"). In connection with the merger, Guarantor has requested that the Master Loan and Security Agreement dated as of August 26, 1997, as amended from time to time by and among CCC and Global Alliance Finance Company, L.L.C. (the "Loan Agreement") be amended and restated substantially in the form attached hereto (the "Amended and Restated Loan Agreement").

        The Counterparty's willingness to enter into the Amended and Restated Loan Agreement is conditioned on the Guarantor's execution and delivery of this Guaranty. Guarantor has agreed to provide the guaranty of the Guaranteed Obligations (as defined herein) to the Counterparty as set forth herein.

        All capitalized terms not otherwise defined herein shall have the meaning assigned to them in that certain Amended and Restated Loan Agreement.

        Section 1.    GUARANTY.

        (a) To induce the Counterparty to enter into the Amended and Restated Loan Agreement, subject to the terms and provisions hereof, Guarantor absolutely, unconditionally and irrevocably guarantees to the Counterparty and its respective successors and permitted assigns (i) the prompt payment when due, subject to any applicable grace or deferral period, of the present and future payment obligations of NSBC pursuant to the Amended and Restated Loan Agreement (collectively, the "Amended and Restated Loan Agreement Obligations"), and (ii) the prompt payment when due, subject to any applicable grace or deferral period of the present and future payment obligations of NSBC or its affiliates pursuant to the Loan Documents (the "Loan Document Obligations," and together with the Amended and Restated Loan Agreement Obligation, the "Guaranteed Obligations"). This Guaranty does not extend to the payment of any damages assertable against NSBC that are excluded or limited by any provision of the Amended and Restated Loan Agreement.

        (b) The Guarantor acknowledges and agrees that the Guaranteed Obligations are a guarantee of payment, and not collection, and that the Counterparty shall have no duty or obligation to proceed or exhaust any remedy against NSBC, or to give any notice whatsoever to the Guarantor, prior to collecting amounts due from or exercising other remedies against the Guarantor hereunder.

        (c) The obligations of the Guarantor under this Guaranty are independent of the obligations of NSBC, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against NSBC

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or whether NSBC is joined in any such action or actions. The liability of the
Guarantor under this Guaranty shall be absolute and unconditional, and, to the fullest extent permitted by applicable law, irrespective of any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

        (d) The Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all Guaranteed Obligations shall have been satisfied in full or paid in full in cash. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations of NSBC shall not have been satisfied in full or paid in full in cash, such amount shall be held in trust for the benefit of the Counterparty and shall forthwith be paid to the Counterparty to be credited and applied upon the Guaranteed Obligations of NSBC.

        (e) Notwithstanding anything in this Guaranty to the contrary, the Guaranteed Obligations are only those undertakings specifically described above.

        Section 2. Covenant of the Guarantor. The obligations of Guarantor under this Guaranty shall rank at all times during the term of this Guaranty at least pari passu with all other senior unsecured indebtedness of the Guarantor.

        Section 3. Limitation of Liability. Notwithstanding any provision of this Guaranty to the contrary, in no event shall Guarantor be liable for any lost profits, lost sales, business interruption, lost business opportunities, lost or disallowed tax credits, lost tax benefits, consequential, incidental, punitive or exemplary damages, except to the extent such amounts are specifically included in the Guaranteed Obligations pursuant to the terms of the Amended and Restated Loan Agreement.

        Section 4.    CONSENTS AND WAIVERS.

        (a) Guarantor hereby waives (i) notice of acceptance of this Guaranty, (ii) presentment and demand concerning the liabilities of Guarantor, except for the demand for payment specified in Section 6, and (iii) any right to require that any action or proceeding be brought against NSBC or any of its respective assets or properties, or against any other person, or to require that Counterparty seek enforcement of any performance against NSBC or any other person, prior to any action against Guarantor under the terms hereof.

        (b) Except as to applicable statutes of limitation, no delay of Counterparty in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

        (c) Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of or other changes in the terms of the Guaranteed Obligations, or any part thereof or any changes or modifications to the terms of the Amended and Restated Loan Agreement.

        Section 5. Reservation. Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which NSBC is or may be entitled to arising from or out of the Amended

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and Restated Loan Agreement except for defenses arising out of the bankruptcy, insolvency, dissolution, or liquidation of NSBC.

        Section 6. Demands and Notices. If NSBC fails or refuses to pay any Guaranteed Obligation, Counterparty shall make a demand upon Guarantor (a "Payment Demand"). A Payment Demand shall be in writing and shall reasonably specify in what manner and what amount NSBC has failed to pay and an explanation of why such payment is due, with a specific statement that Counterparty is calling upon Guarantor to pay under this Guaranty. A Payment Demand satisfying the foregoing requirements shall be required with respect to any Guaranteed Obligation before Guarantor is required to pay such Guaranteed Obligations and shall be deemed sufficient notice to Guarantor that it must pay the Guaranteed Obligation specified. A single written Payment Demand shall be effective as to any specific default during the continuance of such default, until NSBC or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured.

        Section 7. Representations and Warranties. Guarantor hereby represents and warrants as follows:

        (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth on the first page hereof, and Guarantor has all requisite corporate power and authority to execute, deliver and perform this Guaranty.

        (b) The execution, delivery, and performance of this Guaranty have been and remain duly authorized by all necessary corporate action by Guarantor and do not contravene any provision of law or of the Guarantor's constitutional documents or any contractual restriction binding on the Guarantor or its assets.

        (c) No authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty, and other than violations that either individually or in the aggregate would not have a material adverse effect on Guarantor's ability to perform its obligations hereunder.

        (d) This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as limited by (i) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), or (ii) bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and by general equitable principles.

        Section 8. Assignment. Neither Guarantor nor Counterparty may assign its rights, interest, or obligations hereunder to any other person without the prior written consent of Guarantor or Counterparty, as the case may be; provided, however, that Counterparty may assign its rights, interest, or obligations hereunder to any person who is a permitted transferee under the Amended and Restated Loan Agreement.

        Section 9. Survival of Representations, Warranties and Indemnities. All representations, warranties, indemnities, and undertakings to pay costs and expenses contained in this Agreement or made in writing by or on behalf of the Guarantor, as the case may be, in

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connection herewith shall survive the execution and delivery of this Agreement and may be relied upon by the Counterparty or any assignees of the Counterparty permitted under this Agreement.

        Section 10. Expenses. The Guarantor agrees to pay upon written demand all out-of-pocket expenses (including the reasonable fees and expenses of the Counterparty's counsel) relating to the enforcement or protection of the rights of the Counterparty hereunder, provided, however, that the Guarantor shall not be liable for any such out-of-pocket expenses of the Counterparty if no payment from the Guarantor pursuant to the terms and conditions of this Agreement is due.

        Section 11. Severability. If any provision of this Guaranty or the application thereof to any person or circumstance shall be invalid or unenforceable, then the remaining provisions or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall continue to be valid and enforceable.

        Section 12.   Governing Law.

        THIS GUARANTY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW RULES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        Section 13. Entire Agreement. The parties hereto acknowledge and agree that this Guaranty represents all of the agreements and understandings relating to the subject matter hereof and supersedes all prior written and oral agreements or understandings between or among Guarantor and Counterparty.

        Section 14. Interpretation and Reliance. No presumption will apply in favor of any party hereto in the interpretation of this Guaranty or in the resolution of any ambiguity of any provisions hereof.

        Section 15. No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor. No waiver of any provision of this Guaranty, and no consent to any departure by any party therefrom, shall be effective unless it is in writing and signed by the party against which such waiver or consent is asserted, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 16. Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof.

        Section 17. Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) registered or certified United States mail, postage prepaid, or (d) prepaid telegram or facsimile, addressed to the appropriate party as follows:

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                    To Guarantor:       Newtek Business Services, Inc.
                                        462 Seventh Avenue
                                        14th Floor
                                        New York, New York 10018
                                        Attention: Barry Sloane
                                        Facsimile: (212) 643-1006

                    with a copy to:     Cozen O'Connor
                                        1667 K Street, N.W.
                                        Suite 500
                                        Washington, D.C. 20006-1650
                                        Attention: Matthew Ash
                                        Facsimile: (202) 912-9880

                    To Counterparty:    DB Structured Products, Inc.
                                        31 West 52nd Street
                                        New York, New York 10019
                                        Attention: Stanley Chao
                                        Facsimile: (212) 469-7210

                    with a copy to:     McKee Nelson, LLP
                                        1919 M Street, N.W.
                                        Suite 800
                                        Washington, D.C. 20036
                                        Attention: R. Nicholas Singh
                                        Facsimile: (202) 775-8586

        Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.

        Section 18. Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty.

        Section 19. Certain Obligations. Guarantor agrees that to the extent NSBC makes any payment in respect of the Guaranteed Obligations, which payment or any part thereof is subsequently required to be repaid by a Counterparty or declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to Guarantor's obligations hereunder, as if

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such payment had not been made. The terms of this Section 19 shall survive termination of the Amended and Restated Loan Agreement.

        Section 20. Dispute Resolution. Any dispute between the Guarantor, on the one hand, and the Counterparty on the other, shall be resolved in accordance with Sections 11.10 and 11.11 of the Amended and Restated Loan Agreement.

        Section 21. Legal Opinions. Counterparty shall have received on or before the date hereof the opinion of counsel to Guarantor, to the effect that
(i) Guarantor has all requisite corporate power and authority to execute and deliver the Guaranty Agreement and to perform its obligations thereunder, (ii) the Guaranty Agreement has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding agreement, enforceable against Guarantor in accordance with its terms, (iii) the execution, delivery, and performance by Guarantor of the Guaranty Agreement (a) do not require any consent, approval, authorization, exemption, license, permission or order of filing, recording, or registration with, or qualification by or notice to, any person or governmental body under any applicable law and (b) do not result in a breach of or violation of any of the terms and provisions of, or constitute a default under Guarantor's certificate of incorporation and bylaws, each as amended, or any agreement, judgment, injunction, order, decree, or other instrument to which Guarantor is subject.

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        IN WITNESS WHEREOF, the parties have executed and delivered this
Guaranty as of the date first above written.

                              NEWTEK BUSINESS SERVICES, INC.

                              By:   /s/ Barry Sloane
                                 --------------------------------------------
                                  Name: Barry Sloane
                                  Title: Chairman and Chief Executive Officer